Exhibit 10.11(a)

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made this 26th day of October, 2018 (the “Effective Date”), by and between 200 SMITH NWALP PROPERTY OWNER LLC, a Delaware limited liability company (the “Landlord”) and DECIPHERA PHARMACEUTICALS, INC., a Delaware corporation (the “Tenant”).

A. WHEREAS, Landlord and Tenant are parties to that certain Lease dated May 29, 2018 (the “Lease”) for the lease of certain premises consisting of approximately 44,256 square feet located at 200 Smith Street, Waltham, Massachusetts, as more particularly described in the Lease (the “Premises”).

B. WHEREAS, Landlord and Tenant wish to amend certain provisions of the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

AGREEMENT

1. Definitions. Capitalized terms used in this First Amendment shall have the same meanings ascribed to such capitalized terms in the Lease, unless otherwise provided for herein.

2. Modifications. Modifications to Lease:

A. Premises Remeasurement. Landlord and Tenant hereby acknowledge, confirm and agree that beginning on the Effective Date hereof the Premises shall consist of an additional 87 rentable square feet such that the total rentable square footage of the Premises shall be 44,343 and the total rentable square footage of the Building shall be 417,312, which figures reflect the most recent measurements of the Premises and Building.

B. Premises Plan. Exhibit A-2 to the Lease is hereby replaced with Exhibit A-2 attached hereto.

C. Proportionate Share. Commencing on the Effective Date hereof, Tenant’s Building Proportionate Share with respect to the Premises shall be deemed to be 10.63% and Tenant’s Non-PO Proportionate Share with respect to the Premises shall be deemed to be 11.07%.

D. Base Rent. Commencing on the Effective Date hereof, the Base Rent for the Premises shall be payable according to the following schedule:

RENTAL PERIOD Months	ANNUAL BASIC RENT	MONTHLY PAYMENT
1 - 7	None*	None*
8 - 19	$2,039,778.00	$169,981.50
20 - 31	$2,084,121.00	$173,676.75
32 - 43	$2,128,464.00	$177,372.00
44 - 55	$2,172,807.00	$181,067.25
56 - 67	$2,217,150.00	$184,762.50
68 - 79	$2,261,493.00	$188,457.75
80 - 91	$2,305,836.00	$192,153.00
92 - 103	$2,350,179.00	$195,848.25
104 - 115	$2,394,522.00	$199,543.50
116 - 127	$2,438,865.00	$203,238.75

*	The “Free Rent”. See Lease Section 5.12.

E. Landlord’s Contribution. Commencing on the Effective Date, the Landlord’s Contribution shall be increased to $2,660,580.00.

F. Additional Contribution. The first and third paragraphs of Section 5.12 and of the Lease are hereby deleted and replaced with the following:

“If Tenant so requests by notice to Landlord, Landlord will increase Landlord’s Contribution by an amount not exceeding $679,926.00 as specified in Tenant’s notice. The amount of the increase of Landlord’s Contribution so specified by Tenant shall be deemed in exchange for a dollar for dollar reduction in the Free Rent by the amount of such increase in Landlord’s Contribution, based on a monthly Basic Rent of $169,981.50 pro-rated on a daily basis, and shall increase the Basic Rent payable in the last month or months of the period of Free Rent.”

“Landlord shall also contribute an allowance in an amount not to exceed $0.12 per rentable square feet of the Premises (i.e., $5,321.16) toward the actual cost of an initial space plan upon which the Construction Documents will be based (the “Space Plan Allowance”), which Space Plan Allowance shall be paid by Landlord to Tenant, within thirty (30) days after receipt of an invoice therefor.”

G. Taxes. Section 11.1(b) of the Lease is hereby deleted and replaced with the following:

“Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes in excess of the Taxes for the “Base Tax Year”, such amount to be apportioned for any portion of a Tax Year in which the Term Commencement Date falls or the Term expires. The Base Tax Year shall be the tax fiscal year ending June 30, 2019, provided that if the first Tax Year in which the Building is assessed as a completed building, as determined from the assessor’s records, is subsequent to the tax fiscal year ending June 30, 2019, then the Taxes for the Base Tax Year shall be the lesser of (i) the Taxes for the first tax fiscal year in which the Building is assessed as a completed building and (b) $1,748,537.28.”

H. Real Estate Brokers. Landlord and Tenant each hereby warrants and represents to the other that it has dealt with no broker in connection with the consummation of this First Amendment other than Broker (whose commission shall be paid by Landlord), and, in the event of any brokerage claims predicated upon prior dealings with Landlord or Tenant, the party participating in such prior dealings shall defend the same and indemnify the other party hereto against any such claim.

3. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflicts of law).

4. Ratification of Lease. Except as modified hereby, all other terms and conditions of the Lease remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto.

5. Entire Amendment. This Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.

6. Authority. The parties warrant to one other that the person or persons executing this Amendment on their behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

7. Counterparts. This Amendment may be executed by the parties hereto in multiple counterparts, each of which when taken together shall constitute a fully executed original document. Additionally, telecopied or pdf signatures may be used in place of original signatures on this Amendment. The parties intend to be bound by the signatures on the telecopied or pdf document, are aware that the other party will rely on the telecopied or pdf signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

LANDLORD:

200 SMITH NWALP PROPERTY OWNER LLC,

a Delaware limited liability company

By:	/s/ Michael O’Shaughnessy
Name:	Michael O’Shaughnessy
Title:	Managing Director

TENANT:

DECIPHERA PHARMACEUTICALS, INC.,

a Delaware corporation

By:	/s/ Thomas P. Kelly
Name:	Thomas P. Kelly
Title:	CFO

EXHIBIT A-2
PREMISES PLAN

POST
200 SMITH - WALTHAM MA
PREMISES
ANCHOR LINE
PARTNERS

4095006.2